[Letterhead]


                                September 1, 2004


Simex Technologies, Inc.
4940 Peachtree Industrial Blvd., Suite 360
Norcross, GA 30071

      Re: Registration of Common Stock of Simex Technologies, Inc., a Delaware corporation ("Simex Technologies").

Ladies and Gentlemen:

      For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 5,031,666 shares of common stock of Simex Technologies in connection with the Consulting Services Agreements between Simex Technologies and each of Anton Theis, Lencola Sullivan-Verseveldt; Vintage Filings, A.G. Logher-Mulder, Fred J. Griffin and The Otto Law Group, PLLC, (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Simex Technologies' common stock.

      As the shares under the Agreements which are subject to this opinion are issued under a registration statement pursuant to the Securities Act, they may be issued free and clear of all restrictions.

      We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.


                                     Very truly yours,

                                     THE OTTO LAW GROUP, PLLC


                                     /s/ David M. Otto